                                                                    EXHIBIT 12.1

                          NEBCO EVANS HOLDING COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)

                                                                                                 PRO FORMA
                                                                FISCAL YEAR                     FISCAL YEAR
                                               ----------------------------------------------   -----------
                                                1993     1994     1995      1996       1997        1997
                                               ------   ------   ------   --------   --------   -----------
Income (loss) before income taxes............  $  490   $  665   $1,089   $   (204)  $(70,124)   $(82,380)
Fixed charges................................   4,774    5,323    6,065     22,314     59,278     113,863
                                               ------   ------   ------   --------   --------    --------
Earnings.....................................  $5,264   $5,988   $7,154   $ 22,110   $(10,846)   $ 31,483
                                               ======   ======   ======   ========   ========    ========
Interest expense.............................  $2,759   $3,294   $3,936   $ 16,423   $ 52,338    $ 92,869
Amortization of deferred financing costs.....     234      226      226        763      1,678       2,566
Interest portion of rent expense.............   1,781    1,803    1,903      5,128      5,262      18,428
                                               ------   ------   ------   --------   --------    --------
Fixed charges................................  $4,774   $5,323   $6,065   $ 22,314   $ 59,278    $113,863
                                               ======   ======   ======   ========   ========
Preferred stock dividend requirement.........                                                      29,334
Combined fixed charges and preferred stock
  dividend requirement.......................                                                    $143,197
                                                                                                 ========
Ratio of earnings to fixed charges...........    1.10     1.12     1.18     Note 1     Note 1         N/A
                                               ======   ======   ======   ========   ========    ========
Pro forma ratio of earnings to combined fixed
  charges and preferred stock dividends......                                                      Note 2
                                                                                                 ========

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Note 1: Earnings were less than fixed charges by $204 and $70,124 for the fiscal year 1996 and fiscal year 1997, respectively.

Note 2: Earnings were less than combined fixed charges and preferred stock dividends by $111,714 for the pro forma fiscal year 1997.